Exhibit 10.3

AMENDMENT NO. 1

TO THE

CIGNA LONG-TERM INCENTIVE PLAN

(Amended and Restated Effective as of April 26, 2017)

Under Article 15 of the Cigna Long-Term Incentive Plan (Amended and Restated Effective as of April 26, 2017) (the “Plan”), the Plan is amended, effective on January 25, 2018, as follows:

1.             The first sentence of Section 5.2 of Article 5 of the Plan is amended to read:

5.2          Option Price.  The exercise price per share of any Option (that is not a Substitute Award as defined in Section 12.6) shall not be less than the Fair Market Value of such share on the grant date.

2.             A new Section 12.6 is hereby added to Article 12 of the Plan to read:

12.6        Substitute Awards.  The Committee may grant awards in substitution for outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of shares of Common Stock available for Plan awards as determined pursuant to this Article 12 to the extent such substitution constitutes a conversion, replacement or adjustment to reflect the applicable transaction within the meaning of Section 303A.08 of the NYSE Listed Company Manual; provided, that Substitute Awards issued or intended as Incentive Stock Options shall be counted against the aggregate number of Incentive Stock Options available under the Plan.  Substitute Awards may be granted in the form of any authorized award type under Section 4.1 of the Plan as determined by the Committee at the time of grant.  The terms and conditions of Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Committee determines at the time of grant that such variances are appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

3.             Section 16.4 of Article 16 of the Plan is amended to read:

16.4        Minimum Vesting.  Subject to acceleration as described in Sections 5.5(b), 5.5(c), 7.5(b), 7.5(c), 10.5(c) and 10.5(d), no more than 5% of all authorized award types granted under Section 4.1 of the Plan shall have a vesting or restricted period (as applicable) less than one-year, provided that this Section 16.4 shall not apply to any Substitute Awards (as defined in Section 12.6) granted under the Plan.

4.             Except as otherwise modified by this Amendment No. 1, the Plan is hereby ratified and confirmed.

Cigna Corporation causes this Amendment No. 1 to be executed on January 25, 2018 by its duly authorized officer.

CIGNA CORPORATION

/s/ John M. Murabito
John M. Murabito
Executive Vice President
Human Resources and Services